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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Bay View Capital Corporation:


We consent to the incorporation by reference in the registration statement (No. 333- ) on Form S-4 of Bay View Capital Corporation of our report dated January 19, 1999, except as to footnote 24, which is as of March 11, 1999, relating to the consolidated statement of financial condition of Bay View Capital Corporation and subsidiaries as of December 31, 1998, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1998, annual report on Form 10-K/A of Bay View Capital Corporation and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus.



                                    /s/ KPMG LLP



San Francisco, California
September 3, 1999